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SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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Teraglobal Communications Corporation (Name of Registrant As Specified In Its Charter)
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TERAGLOBAL COMMUNICATIONS CORP.
9171 Towne Centre Drive, Suite 600
San Diego, California 92122

INFORMATION STATEMENT

        This information statement is being furnished by the board of directors of TeraGlobal Communications Corp. to the holders of record of its outstanding common stock and series A convertible preferred stock at the close of business on May 14, 2002, and is being sent to you in connection with an action taken by the board of directors and the holders of at least a majority of the voting power of TeraGlobal.

        TeraGlobal's board of directors and a majority of its stockholders determined that it would be in TeraGlobal's best interest to effect a "going private" transaction. Accordingly, the board of directors and stockholders approved a 1-for-1,000 reverse split of TeraGlobal's common stock with fractional stockholders receiving cash for their shares. The purpose of the reverse split is to reduce the number of holders of TeraGlobal's common stock. After the reverse split becomes effective, TeraGlobal will terminate its reporting obligations under the Securities Exchange Act of 1934.

        The reverse split was approved by the board of directors at a meeting held on May 13, 2002. As of May 14, 2002, the record date for stockholders to receive information concerning the reverse split, TeraGlobal had 2,376,769 shares of common stock and 7,468,661 shares of series A convertible preferred stock outstanding. Each share of common stock entitled the holder thereof to one vote, and each share of series A convertible preferred stock entitled the holder to 1/25th of a vote, on all matters on which stockholders are permitted to vote. Stockholder approval of the reverse split was obtained by written consent of the stockholders pursuant to Section 228 of the Delaware General Corporation Law. Approximately fifty six percent (56%) of TeraGlobal's outstanding voting power signed the written consent resolution approving the reverse split.

        The form of certificate of amendment to TeraGlobal's certificate of incorporation that implements the reverse split is attached hereto as Exhibit A. The final text of the certificate of amendment is subject to change to the extent required by the Delaware Secretary of State.

        Neither the Securities and Exchange Commission nor any State securities commission has: approved or disapproved of the reverse split; passed upon the merits or fairness of the reverse split; or passed upon the adequacy or accuracy of the disclosure in this information statement. Any representation to the contrary is a criminal offense.

        This information statement is being mailed on or about            , 2002 to every security holder who was entitled to vote or give an authorization or consent in regard to the reverse split that was authorized by the consent resolution. The consent resolution will become effective twenty (20) days following the mailing of this information statement. TeraGlobal anticipates that the certificate of amendment to the certificate of incorporation will be filed with the Delaware Secretary of State on            , 2002. The reverse split will become effective upon that filing.

        All necessary corporate approvals in connection with the reverse split have been obtained. This information statement is being furnished to all TeraGlobal stockholders pursuant to Section 14(c) of the Securities Exchange Act of 1934, and the rules promulgated thereunder solely for the purpose of informing stockholders of these corporate actions before they take effect.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SUMMARY OF THE REVERSE SPLIT

        The reverse split is part of a plan to make TeraGlobal a private company while allowing holders of a substantial portion of the value of its outstanding shares to retain their equity interest in those shares. The material terms of the reverse split are as follows:

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  Each 1,000 shares of TeraGlobal's common stock outstanding prior to the reverse split will be converted into one full share of new common stock after the split.

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  Stockholders who would otherwise receive a fractional share of common stock as a result of the reverse split will instead receive cash in lieu of the fractional share on the basis of $290.00 per share of new common stock ($0.29 per share on a pre-split basis). The amount of cash each fractional stockholder will receive will be prorated, based on the percentage of one full share of new common stock that he, she or it would have owned.

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  Stockholders that own less than one full share of new common stock after the reverse split will therefore cease to be stockholders of TeraGlobal after the reverse split.

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  Stockholders that own more than one full share of new common stock after the reverse split will receive one share of new common stock for each 1,000 shares of common stock they held before the reverse split, as well as a cash payment in lieu of any fractional share.

        The following chart outlines the current capital structure of TeraGlobal. The reverse split will result in the small unaffiliated shareholders receiving cash for their shares.

        Following the reverse split TeraGlobal will be merged into a subsidiary of Wave Three Software Inc., a Delaware corporation. Wave Three was originally formed as a subsidiary of TeraGlobal. All of TeraGlobal's operating assets and related liabilities were transferred to Wave Three on May 14, 2002. The purpose of the merger is to provide continuing TeraGlobal stockholders with a direct ownership interest in Wave Three. The merger will take place following the reverse split and will have the following effect:

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  Continuing stockholders of TeraGlobal who own shares of new TeraGlobal common stock will receive 31.28 shares of Wave Three common stock (valued at $9.27 per share) in exchange for each share of new share of TeraGlobal common stock (valued at $290.00 per share) that they hold at the time of the merger.

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  Stockholders owning shares of TeraGlobal's series A convertible redeemable preferred stock will receive a number of shares of Wave Three common stock (valued at $9.27 per share) in exchange for their shares of series A convertible redeemable preferred stock, based on the value of the liquidation preference for that preferred stock as of May 1, 2002.

        As a result of the merger, TeraGlobal will become a wholly-owned subsidiary of Wave Three. TeraGlobal will have only (a) those assets and liabilities that it retained after assigning its operating assets and liabilities to Wave Three, (b) 20,000 shares of Wave Three class A common stock that were issued to it on the formation of Wave Three, and (c) 55,000 shares of Wave Three class B common stock that were issued to it as partial consideration for the assignment of assets and liabilities. TeraGlobal will not have any operating assets.

        The following chart outlines the capital structure of Wave Three following the merger of TeraGlobal into its subsidiary. In the merger, the former holders of TeraGlobal's series A preferred stock and common stock, including WallerSutton 2000, L.P., receive Wave Three class A common stock in exchange for their shares. In connection with the Wave Three financing, WallerSutton 2000, L.P. and other unaffiliated investors received Wave Three series A preferred stock and certain warrants to purchase Wave Three common stock in consideration for their invested capital. The chart excludes 800 warrants purchased by WallerSutton 2000, L.P. and 200 warrants purchased by the new unaffiliated investors in the Wave Three financing. Each warrant is a seven year warrant to purchase 34.15 shares of Wave Three class A common stock at an exercise price of 9.27 per share.

SPECIAL FACTORS

Purpose of the Reverse Split

        The purpose of the reverse split is to facilitate a "going private transaction. This will enable TeraGlobal to avoid foreclosure, liquidation and/or bankruptcy and to save money being spent because of its status as a reporting company, which TeraGlobal believes provides a limited benefit to a small company like TeraGlobal, and to eliminate a bloated and unwieldy ownership structure. The reverse split will decrease the total number of TeraGlobal's stockholders from approximately 2,000 to approximately 50. By reducing the number of stockholders below 300, TeraGlobal will be eligible to file a Form 15 with the Securities and Exchange Commission and terminate its registration and reporting obligations under the Securities Exchange Act of 1934.

Background of the Reverse Split

        TeraGlobal was formed in 1997 for the purpose of evaluating and developing broadband solutions for real time communication and collaboration. During 1998 TeraGlobal completed a series of formative acquisitions aimed primarily at establishing the intellectual property and development team to produce a converged communication solution that would deliver voice, video and data collaboration over a single network infrastructure.

        In 1999 TeraGlobal demonstrated an alpha version of its TeraMedia® solution which ran on the Apple® Macintosh OS-9 platform and ATM-based broadband networks. It offered the TeraMedia® solution under a service model in which TeraGlobal acquired wholesale broadband connections from service providers, provisioned switches and servers in collocation facilities, and purchased computer and peripheral hardware for installation in the customer premise. TeraGlobal then loaded its software on the servers and computers to provide a communication solution. TeraGlobal billed the customer a monthly service fee for the communication service, and from those fees paid for the costs of broadband, collocation, hardware and its service costs. This business model was designed to create recurring revenue to fund operations but was capital intensive, requiring TeraGlobal to lease broadband and purchase equipment in advance of any collection from customers.

        Sales for 1999 were nominal, amounting to $490,219. Net cash used in operations for the year was $9,397,207, which was spent primarily on software development and provisioning the network to deliver the TeraMedia® service. Despite the modest sales, TeraGlobal was able to secure substantial investment from private investors. It obtained net cash of $19.8 million from the sale of common stock in two private placement transactions in 1999.

        Sales of TeraGlobal's TeraMedia® service did not take off in 2000, and gross revenues for the year amounted to $389,082. TeraGlobal faced several hurdles in winning customer approval. The solution required the installation of a new ATM-based network, the purchase of new Apple Computer hardware, and a willingness to enter into a long-term service agreement. While TeraGlobal continued its sales efforts, development efforts in 2000 focused on eliminating the requirement for ATM-based networks with its attendant costs and provisioning delays. TeraGlobal refined its TeraMedia® solution to run over all existing standard broadband networks, including Ethernet, DSL and cable modem. TeraGlobal also began to evaluate selling TeraMedia® under a software licensing model, rather than as a service.

        TeraGlobal continued to fund 2000 operations primarily through financing activities. It began the year with working capital from 1999 and raised additional net cash of $6.4 million in a private placement of common stock and warrants. However, net cash used in operations during 2000 totaled $11,574,506. TeraGlobal finished the year with severely limited capital resources.

        At the outset of 2001, TeraGlobal took immediate steps to reduce its operating costs. It eliminated 60% of its work force. It also abandoned the service model offering to focus entirely on less capital-intensive software licensing. On the sales and marketing side, TeraGlobal began a series of joint demonstrations with Apple Computer at regional trade shows. It entered into a strategic alliance agreement with General Dynamics to work jointly on certain government contract opportunities. It also entered into a reseller agreement with Marconi Communications Federal, granting Marconi the right to resell its TeraMedia® software to federal government customers. Its engineering activities turned to developing a software solution to run on the popular Windows 2000 operating system.

        TeraGlobal again funded 2001 operating activities primarily from financing transactions. In January 2001, TeraGlobal raised $1.5 million in a private placement of common stock. Based on its progress with potential sales channels and its progress towards development of a Windows-based solution, TeraGlobal was able to complete a $4 million round of financing in late June 2001 through the private sale of units consisting of series A convertible preferred stock and warrants to purchase common stock. The principal investor in that financing was WallerSutton 2000, L.P., an investment fund specializing in telecommunications investments.

        TeraGlobal hoped that the funds raised in the series A preferred stock financing round would carry it through to the release of the Windows product in early 2002. However, TeraGlobal again failed to reach its revenue targets, generating gross sales for 2001 of $613,234. Because of its reduction in operating expenses, net cash used by operations decreased to $6,770,899. Nonetheless, by the end of 2001 TeraGlobal needed additional capital to continue operations.

        TeraGlobal began soliciting capital sources for investment in the third quarter of 2001, contacting investment bankers, venture capital funds and other accredited investors. However, the amount of capital being invested in the technology and communications markets had declined significantly from prior years. TeraGlobal found that few investment banking firms were interested in raising capital for communications software companies. TeraGlobal entered into a letter of intent with Spencer Trask Ventures, Inc., an investment banker, in October 2001 for a $6.6 to $9.9 million "best efforts" financing to take place in the first quarter of 2002.

        On December 10, 2001 TeraGlobal entered into a Convertible Promissory Note and Warrant Purchase Agreement with, among others, WallerSutton 2000, L.P., providing for the sale and issuance of senior convertible promissory notes and warrants. During the fourth quarter of 2001 and the first half of 2002, TeraGlobal received an aggregate of $2,785,286 in net proceeds from the sale and issuance of such senior convertible promissory notes and warrants under that agreement. The proceeds from the sale of those notes and warrants enabled TeraGlobal to continue to fund its operations during that period. TeraGlobal's obligation to repay the senior convertible promissory notes were secured by a first priority security interest on all of TeraGlobal's assets.

        In January 2002, Spencer Trask Ventures withdrew from the $6.6 to $9.9 million "best efforts" financing. Shortly thereafter TeraGlobal defaulted under the Convertible Promissory Note and Warrant Purchase Agreement, causing certain default warrants issued under the agreement to become exercisable. WallerSutton 2000, L.P. exercised its default warrants on February 5, 2002 and as a result became the beneficial owner of 60% of TeraGlobal's common stock, excluding any common stock issuable to WallerSutton 2000, L.P. in connection with its conversion rights in the TeraGlobal's series A preferred stock.

        Following the withdrawal of Spencer Trask Ventures and the default under the convertible promissory notes, the board of directors recognized that TeraGlobal needed to explore any available alternatives to raising additional capital and avoiding foreclosure. It took several actions designed to give it the flexibility to offer securities that would appeal to different types of prospective investors. Each of these activities was aimed at increasing TeraGlobal's options for, and the likelihood of, a future financing. TeraGlobal's board of directors and stockholders approved: (1) an amendment to TeraGlobal's certificate of incorporation to (a) authorize 1,000,000 shares of "blank check" preferred stock; and (b) effect a 1-for-25 reverse split of TeraGlobal's issued and outstanding common stock; and (2) the formation of Wave Three as a subsidiary corporation, and the authorization to transfer all of TeraGlobal's operating assets and certain of its liabilities to Wave Three.

        The authorization of the "blank-check" preferred stock was intended to provide TeraGlobal with the flexibility to issue securities with unique rights, privileges and preferences. Accordingly, TeraGlobal would be able to match an investor's unique needs or investment profile. TeraGlobal specifically hoped to attract investment from venture capitalists or other investors that invest in early stage companies and typically purchase preferred stock.

        TeraGlobal authorized the 1-for-25 reverse split of its common stock to increase the per share price of its common stock and reduce the number of shares outstanding. An increased per share price was intended to make common stock more attractive as an investment vehicle for an investment banker or a strategic alliance partner. Prior to the 1-for-25 reverse split, TeraGlobal's stock traded at $.01 to $.02 per share with approximately 70 million shares outstanding. The board of directors believed that a significant number of potential investors would not invest in a stock that traded at only $.01 or $.02 per share. In addition, TeraGlobal's amended certificate of incorporation authorizes the issuance of 200 million shares of common stock. At a price of $.01 per share, selling the remaining 130 million authorized shares would have raised only $1.3 million. Accordingly, the board of directors determined that the 1-for-25 reverse split was necessary to make the sale of the common stock a viable alternative for securing TeraGlobal's capital requirements. The authorization of the blank check preferred stock and the 1-for-25 reverse stock split of the common stock was effected on March 15, 2002.

        TeraGlobal also authorized the transfer of its assets to Wave Three, a newly-organized wholly-owned subsidiary, as an alternative strategy for obtaining new financing, in the event that it was unable to attract an investor for its preferred stock or common stock. Based on management's discussions with a number of investment bankers and venture capitalists during the period from September 2001 through March 2002, TeraGlobal has learned that investors in early stage companies more frequently invest in privately held enterprises. In evaluating the formation of an operating subsidiary, management and the board of directors considered its potential impact on TeraGlobal, including the fact that the sale of a significant amount of securities by its subsidiary could eliminate TeraGlobal's ability to consolidate its financial statements and could subject it to the reporting obligations of the Investment Company Act of 1940. TeraGlobal caused Wave Three to be formed, as a potential operating subsidiary, on April 2, 2002, although no assets were transferred to it at that time and the board of directors continued to explore other financing alternatives. Shortly thereafter, the board of directors formed a special committee to evaluate and decide upon a course of action that represented the best alternative for TeraGlobal and all of its stockholders.

        During this period, TeraGlobal's sole source of funding were the proceeds from the sale of additional secured promissory notes to WallerSutton 2000, L.P. pursuant to the Convertible Promissory Note and Warrant Purchase Agreement.

        In connection with its efforts to secure financing, TeraGlobal approached dozens of investment bankers, venture capitalists and early stage investors. Despite these efforts it was unable to secure any commitment for additional capital. The majority of those entities declined the investment opportunity for the stated reason that (a) they were not making new investments, (b) they did not like the industry, (c) TeraGlobal was in too early a stage of development, or (d) they had already invested in a potential competitor. A smaller number of investors indicated that they were not interested because they or their investment fund did not invest in publicly traded entities. Management informed this group of potential investors that one of its financing alternatives would be to transfer TeraGlobal's assets to a privately held entity. Approximately 10 to 12 unaffiliated investors orally indicated a willingness to review the opportunity to invest in TeraGlobal's technology if it was owned by a privately held entity. However, they stated they wanted to see that an operating subsidiary had been formed and capitalized before they would initiate a more complete review of the opportunity.

        In April 2002, TeraGlobal secured a term sheet for investment in Wave Three from WallerSutton 2000, L.P. The term sheet contemplated an investment of approximately $1.5 million of new capital into Wave Three, if TeraGlobal proceeded with the assignment of assets and liabilities to Wave Three. TeraGlobal simultaneously sought investment proposals from twelve potential investors that had indicated a willingness to review an investment opportunity in a privately held entity that owned TeraGlobal's technology. None of those potential investors was willing to make a separate investment proposal, although one party did agree to join with WallerSutton 2000, L.P. and participate in its investment proposal. This financing transaction and the related transfer of assets to Wave Three occurred on May 13, 2002. This financing is not expected to fill all of Wave Three's capital requirements. However, it has enabled Wave Three to continue the business operations of TeraGlobal and TeraGlobal believes, based on its size and current state of business development, that a privately held entity will be more attractive to the venture capital markets and more likely to secure any additional funding it requires. The going-private transaction is therefore the best available alternative to provide liquidity to some of TeraGlobal's investors, and to preserve the opportunity for a going concern value for others.

        In its resolution to approve the reverse split, the board of directors resolved that their approval does not constitute an obligation to proceed with the reverse split and that the board of directors may abandon the transaction without further approval from TeraGlobal's stockholders at any time prior to the filing of the amendment to TeraGlobal's certificate of incorporation. Therefore, at this time, the board of directors still has the right to pursue other alternatives rather than the going-private transaction. However, for the reasons described below, the board of directors believes that the reverse stock split and the subsequent merger are in the best interests of TeraGlobal and its stockholders.

Reasons for the Reverse Split

  Avoidance of Foreclosure and Liquidation

        While TeraGlobal sought long term financing from December 2001 through May 2002, it funded its operations by borrowing $2.8 million under short-term secured convertible promissory notes. The convertible promissory notes, issued primarily to WallerSutton 2000, L.P., were secured by a first lien on all of TeraGlobal's assets. These notes had originally gone into default on January 12, 2002. That default had been waived but the waiver expired as of March 1, 2002. Therefore, from that date on, the notes were under default and were due and payable at the time of the assignment of assets and liabilities to Wave Three. Accordingly, WallerSutton 2000, L.P. and the other holders of these notes had the right, from and after March 1, 2002, to foreclose on TeraGlobal's assets and force its liquidation.

        In a foreclosure and liquidation proceeding, WallerSutton 2000, L.P. would have the right to demand that TeraGlobal's assets be sold to pay off the convertible promissory notes. Holders of TeraGlobal's common stock would only receive payment on their common stock after the proceeds from the sale of the assets were applied to pay (a) $3.1 million of convertible promissory notes (including accrued and unpaid interest), (b) $0.9 million of accounts payable and other liabilities, and (c) $4.2 million of liquidation preference and accrued but unpaid dividends on TeraGlobal's series A preferred stock.

        As part of the term sheet, WallerSutton 2000, L.P. agreed to cause the convertible promissory notes to be assigned to Wave Three and the principal and accrued interest under those convertible promissory notes to be converted into shares of Wave Three's series A preferred stock. The transfer of the convertible promissory notes and their conversion to preferred stock in connection with the May 13, 2002 financing of Wave Three removed the immediate threat of foreclosure on its assets and of a liquidation of TeraGlobal.

  Unwieldy Capital Structure

        TeraGlobal's ownership structure is bloated and unwieldy. TeraGlobal is a small, public company by any measure, including gross assets, market value, gross receipts, employees, net income, etc. Its stockholder base is quite large compared to its size. In addition, TeraGlobal has an inordinate number of stockholders owning a very small number of shares.

        On TeraGlobal's best information, out of approximately 2,400 stockholders, there are over 2,300 stockholders that own fewer than 1,000 shares. The aggregate market value of the shares held by those 2,300 shareholders is estimated to be $150,000 at the offer price of $0.29 per share.

  Termination of Registration and Reporting Requirements; Reduction of Expenses

        One of the reasons for the reverse stock split is to qualify TeraGlobal for deregistration of its securities under SEC Rules 12g-4(a)(1) and (b). Those rules allow a class of securities held of record by less than 300 persons to terminate registration and reporting requirements. TeraGlobal feels it is its duty in fairness to all stockholders and an exercise of its good business judgment to accomplish this reverse stock split as soon as possible.

        TeraGlobal is conducting this transaction at this time as part of its concerted effort to reduce unnecessary expenses and to cut general and administrative costs wherever feasible. Costs associated with auditors fees, attorney's fees, transfer agent fees, listing fees, printing expenses and directors and officers insurance amounted to nearly $500,000 for TeraGlobal's most recent fiscal year, before taking into account internal payroll costs associated with compliance and reporting activities.

        Continuing as a public company would provide certain benefits, namely a public market for sale and exchange of shares, stockholder liquidity, and readily accessible financial, business and management information about TeraGlobal. The reason for terminating these benefits is that they are expensive and of limited effect for small, public companies like TeraGlobal. Over the past several months, very little trading has taken place in TeraGlobal's securities, affording stockholders little liquidity for their shares. TeraGlobal's market capitalization is so small that it does not attract substantial investment activity. Its persistent losses and going-concern qualifications make it unattractive to public markets. TeraGlobal has no analyst coverage and no institutional ownership. Consequently, the benefits that generally accompany status as a publicly traded company provide little practical benefit to TeraGlobal. As a result, the board of directors has determined that costs of remaining a publicly traded entity outweigh the benefits for a company in TeraGlobal's stage of development.

Formation of Special Committee

        TeraGlobal's board of directors consists of five persons: Messrs. John F.A.V. Cecil, James P. Crabtree, James E. Morris, Robert Randall and William F. Reddersen. Mr. Randall is the only director who is an employee of TeraGlobal. Messrs. Crabtree and Morris are employees of WS Capital, LLC, the management company of WallerSutton 2000, L.P. Commencing in September 2001, the board of directors began to actively evaluate all available alternatives to resolve TeraGlobal's pending financial problems (See "Alternatives Considered by TeraGlobal" discussed below). As it became apparent that additional investment from WallerSutton 2000, L.P. may prove to be TeraGlobal's best alternative for resolving its financial problems, the board of directors formed a special committee comprised of Messrs. Cecil, Randall and Reddersen to evaluate any offer made by WallerSutton 2000, L.P. and whether it represented the best available alternative for TeraGlobal and all of its stockholders.

        The special committee was formed on April 8, 2002 and met on seven occasions between April 8 and May 10, 2002. The special committee met with management to review TeraGlobal's prospects for securing a sale of TeraGlobal or securing investment from an unaffiliated investor. It also reviewed and negotiated with WallerSutton 2000, L.P. the term sheet that offered to provide additional financing to Wave Three conditioned upon TeraGlobal's agreement to transfer its operating assets to Wave Three. The special committee consulted with outside counsel on bankruptcy and related issues. It also consulted with outside counsel on securities and corporate finance issues. After considering all available alternatives, the special committee unanimously voted on May 10, 2002 in favor of recommending the going-private transaction, including the reverse split, to the full board of directors. The board of directors then voted in favor of the going-private transaction on May 13, 2002 to be effectuated by a 1-for-1,000 reverse split of TeraGlobal's common stock.

        The special committee recommended, and the board of directors approved, the reverse split and the related cash-out of fractional shares over alternative transactions in part because it would (a) provide stockholders with a certain degree of flexibility to make his, her or its investment decision, and (b) assure that, subject to stockholders' approval, TeraGlobal would meet the standards for going private.

        TeraGlobal chose the reverse split over alternative transaction structures because it provides the individual investor with some discretion over his, her or its investment. Although the price offered to holders of fractional shares is low by historic standards, stockholders who want to receive cash value for their shares will receive payment for at least a portion of their shares in the reverse split without concern for whether there is adequate liquidity in the open market, and without incurring transaction costs and commissions. Alternatively, stockholders can sell their shares in the open market prior to the reverse split. Moreover, following the merger, a stockholder that owns more than 1,000 shares pre-split can either elect to retain his ownership interest in Wave Three or to exercise his dissenters' rights and obtain payment for his shares in an appraisal procedure.

        TeraGlobal made its decision on the magnitude of the reverse split to ensure that it would reduce the number of its stockholders to below 100, based on stockholder records. The board of directors currently intends to revise the terms of the reverse split (or authorize a successive split with a similar buyout of fractional shares) if necessary to cause the number of stockholders of TeraGlobal to be reduced to not more than 100.

Alternatives Considered by TeraGlobal

        During the fourth quarter of 2001, TeraGlobal focused on securing additional working capital through a private placement of securities with Spencer Trask Ventures. TeraGlobal also invited resale and other strategic partners to consider purchasing TeraGlobal or its assets. As TeraGlobal entered the first quarter of 2002 and Spencer Trask Ventures withdrew from the private placement, it considered various strategic alternatives in addition to the reverse stock split, including the following:

        Sale to an Unaffiliated Entity.    TeraGlobal's board of directors directed management in late 2001 to evaluate opportunities to sell TeraGlobal or its assets. Consequently, TeraGlobal looked for opportunities to sell its assets or securities or merge with another public or private entity. As part of its business strategy, TeraGlobal has focused on developing relationships with strategic partners that would have an interest in the success of its software products. Those partners have been targeted from the desktop hardware, systems integrator and network service provider markets. Management contacted its closest alliance partners in each of those markets, informed them of TeraGlobal's financial requirements and solicited their interest in an investment in or purchase of TeraGlobal. A total of four unaffiliated companies were informally contacted. None were willing to consider capital expenditure for investment or purchase of TeraGlobal at that time and no material discussions developed. TeraGlobal contacted several nationally recognized investment banking firms to solicit a purchase of TeraGlobal. However those firms declined the representation because the likely value of the transaction was too small for them to undertake representation. TeraGlobal contacted a few boutique financial advisors who orally undertook to identify candidates to invest in or purchase TeraGlobal or its assets. However, they were unable to secure any offers to purchase TeraGlobal or its assets from any unaffiliated entities.

        Bankruptcy.    As TeraGlobal moved into the second quarter of 2002 without a commitment for investment or purchase, the special committee of the board of directors considered filing for reorganization under federal bankruptcy statutes. A bankruptcy reorganization could have allowed TeraGlobal to reduce its expenses, restructure its debt obligations, recapitalize its stockholder base and eliminate its reporting obligations under the Securities Exchange Act of 1934. However, bankruptcy itself would not provide any additional working capital. TeraGlobal did not have an arrangement for financing that would support its operations during a bankruptcy proceeding. Its revenues have not been adequate to support even a small portion of its current operations, and initiating a bankruptcy proceeding was expected to have a detrimental impact on its relationships with its customers, strategic alliance partners, and employees. The special committee was not certain that TeraGlobal could emerge from a bankruptcy proceeding as a going concern.

        Without the means to continue as a going concern, a bankruptcy proceeding would result in a liquidation. The special committee believed that TeraGlobal's value was best maximized as a going concern for two reasons. First, TeraGlobal's software for the Windows® operating system was recently released and while it is suitable for some applications, and TeraGlobal planned additional product development to tailor that software to address larger market opportunities. In a liquidation, the development team that built and supported the software would not be transferred. Second, TeraGlobal had tried without success to secure any firm offers to purchase its assets. In a liquidation, the holders of common stock would not receive any payment or distribution until the $3.1 million of senior debt, $0.9 of unsecured liabilities and $4.2 in liquidation preference of the series A preferred stock were paid off. Based on the difficulty that TeraGlobal had in soliciting investment or purchase interest for it as a going concern and after consultation with bankruptcy counsel, the special committee determined that a bankruptcy liquidation was not likely to produce enough value to pay holders of its common stock anything for their shares.

        Sale to an Affiliated Entity.    The special committee considered negotiating a sale transaction with WallerSutton 2000, L.P. as an alternative to the going-private transaction. After consideration the special committee decided against the sale transaction for two reasons. First, WallerSutton 2000, L.P. had not made a firm commitment to enter into a sale transaction and a sale transaction would require that all holders of TeraGlobal's common stock be paid cash for their shares. Based on stockholder records, TeraGlobal estimates that the reverse split will result in the purchase of approximately one-half of the public float of shares of common stock held by unaffiliated stockholders. A sale would therefore double the amount of funds required to purchase the common stock. The investment terms that TeraGlobal received from WallerSutton 2000, L.P. and other investors required that the majority of any new investment they made be used for the operating expenses of TeraGlobal and not to repurchase shares from stockholders. WallerSutton 2000, L.P. was not willing to increase the amount of its investment commitment to provide enough capital to repurchase all of the common stock held by unaffiliated stockholders. Second, the sale transaction would eliminate the ability of larger stockholders to retain their equity investment in the ongoing entity.

        Freeze-Out Merger.    The special committee and the board of directors considered a "freeze-out" merger, in which WallerSutton 2000, L.P. as the holder of a majority of each of TeraGlobal's classes of capital stock, could approve a merger transaction that would result in all unaffiliated holders of common stock receiving cash for their shares. As with a sale transaction, in a freeze-out merger, all holders of common stock would be paid cash for their shares whether or not they wanted to retain their equity position. As a result, the special committee elected against the freeze-out merger for the same reasons stated above against a sale to an affiliated entity: it did not have a commitment for the capital that would be required to purchase all of the outstanding shares of common stock held by unaffiliated stockholders, and it would eliminate the ability of larger stockholders to retain their equity investment in the ongoing entity.

        Tender Offer.    The special committee and the board of directors also considered making a tender offer to stockholders. A tender offer to stockholders would have the benefit of giving the individual stockholder choice in whether to retain his or her shares or accept a cash offer to purchase the shares. However, TeraGlobal did not believe a tender offer would be successful in achieving its purpose of going private and securing additional financing. Many of TeraGlobal's stockholders hold less than 100 shares of existing common stock. Those holders might not respond to a tender offer because the number of shares they own and corresponding cash they would receive from the tender offer is so small. Further, the tender offer would have to be open for a minimum statutory period of time during which TeraGlobal would be uncertain of the outcome. If the tender offer were not successful in adequately reducing TeraGlobal's stockholder base, TeraGlobal would have had to resort to a "freeze-out" merger in order to complete the going private transaction. Finally, TeraGlobal did not have an agreement for financing that would provide it with required operating capital while any tender offer was pending or the funds needed to make the cash payments that might be required by the "freeze-out" merger.

        Investment Company    TeraGlobal considered the possibility of remaining a separate publicly traded corporation following the assignment of assets and liabilities to Wave Three, but several factors rendered this untenable. The market for TeraGlobal's common stock has become illiquid, and TeraGlobal does not expect it to improve in the foreseeable future. Wave Three's need for additional capital would result in a reduction of TeraGlobal's interest in Wave Three and likely loss of control of that entity as it sold additional securities. If TeraGlobal's interest in, and control over, Wave Three were reduced sufficiently, TeraGlobal might not be able to consolidate its financial statements with Wave Three under generally accepted accounting principals. Since TeraGlobal would have no operating assets or liabilities, and had no plans to develop any operating activities, it would then also become subject to the reporting and other obligations of the Investment Company Act of 1940. Following consultation with counsel, the special committee concluded that compliance with that act would impose additional material regulatory requirements and related costs on TeraGlobal. TeraGlobal has been advised that following the assignment of assets and liabilities it would need to have fewer than 100 stockholders in order to avoid those regulatory requirements. The board of directors concluded that TeraGlobal did not have the resources or expertise to become an investment company, and that it was important to avoid the regulatory requirements of the Investment Company Act of 1940.

Effects of the Reverse Split

        Any stockholder owning less than 1,000 shares of common stock prior to the reverse split will be paid cash for the fractional share resulting from the split and will cease to be a stockholder of TeraGlobal. Those stockholders will obtain liquidity for their investment without incurring transaction costs. However, they will be forced out of their equity position unless they purchase additional shares to aggregate to 1,000 shares. Stockholders receiving cash for their shares as a result of the reverse split will not be able to participate in TeraGlobal's future earnings and growth.

        Stockholders owning more than one full share after the reverse split will remain stockholders of TeraGlobal, owning full shares of new common stock and receiving cash for any fractional share. Stockholders who retain their shares of new common stock in TeraGlobal following the reverse split will have those shares converted into shares of common stock of Wave Three pursuant to the merger. Only stockholders who retain an equity interest in TeraGlobal will remain eligible to participate in any future earnings and growth of its operations or benefit from any carry forward losses. As of March 31, 2002, TeraGlobal's utilizable loss carryforward was approximately $6 million. Wave Three's common stock is not publicly traded and no market value is expected to develop for the common stock for the foreseeable future. As a result, stockholders who retain an equity interest in Wave Three must be prepared to hold an illiquid investment for an indefinite period of time.

        The primary benefit of the reverse split and the going-private transaction for TeraGlobal and its constituent stockholders is the opportunity to benefit from value created through its continuation as a going concern. TeraGlobal's employees, creditors and larger equity holders will benefit directly or indirectly in the continued operations of the business through Wave Three if that company is successful. TeraGlobal will also benefit as a result of the elimination or reduction of expenses associated with being a publicly traded entity. Costs associated with auditors fees, attorney's fees, transfer agent fees, listing fees, printing expenses and directors and officers insurance amounted to nearly $500,000 for TeraGlobal's most recent fiscal year, before taking into account internal payroll costs associated with compliance and reporting activities. This also excludes any costs associated with stockholder litigation. As a private entity, Wave Three expects to pay approximately $150,000 for these expenses. The detriment to TeraGlobal from the reverse split and the reorganization is primarily the elimination of access to public capital markets and the loss of liquidity for its equity holders.

        The following table shows TeraGlobal's net book value of its assets as of March 31, 2002 and WallerSutton's interest therein (by virtue of its holdings of TeraGlobal's convertible promissory notes, series A preferred stock and common stock). TeraGlobal has had no net earnings since its inception.

TeraGlobal Net Book Value as of March 31, 2002	WallerSutton 2000, L.P.
	convertible promissory notes	$2,764,230	*
$(1,820,683)	series A preferred stock	$3,111,011	**
	common stock	52.9%

*
representing 96% of all outstanding convertible promissory notes.

**
representing 75% in liquidation preference of all outstanding series A preferred stock.

        The following table shows the pro forma interest of WallerSutton 2000, L.P. in Wave Three following the reverse split and the merger as if those transactions had taken place on May 31, 2002. This also includes the effect of the additional investment of $800,000 in Wave Three series A preferred stock made by WallerSutton 2000, L.P., an investment by Lawrence Lacerte of $200,000, and the conversion of convertible promissory notes held by WallerSutton 2000, L.P. and another investor.

Wave Three Net Book Value as of May 31, 2002	WallerSutton 2000, L.P.
	series A preferred stock	$3,764,230	*
$1,202,468	common stock	65.8%
*
representing 86% in liquidation preference of all outstanding series A preferred stock.

Fairness of the Transaction.

        Each of TeraGlobal and WallerSutton 2000, L.P. reasonably believes that the 1-for-1,000 reverse split and the related going-private transaction are procedurally and substantively fair to unaffiliated stockholders. In reaching these determinations, TeraGlobal and WallerSutton 2000, L.P. considered a number of factors, including the following:

        Current Market Prices.    During the first quarter of 2002, the trading price for TeraGlobal's common stock fell to $.01 per share. On March 15, 2002, TeraGlobal effected a 1-for-25 reverse split of its common stock in order to reduce the number of shares outstanding and bring the price per share into a range that might foster more active trading. Despite these efforts both the price of TeraGlobal's common stock as well as the trading volume have continued to decline. Trading has become sporadic, and on certain days during April, May and June 2002 no trading activity took place. The assignment of assets and liabilities to Wave Three is expected to further decrease interest in the market activity in TeraGlobal's common stock. The closing bid price for TeraGlobal's common stock as reported on the OTC Bulleting board on May 13, 2002 (the day prior to the filing of this information statement) was $0.32. During the period from March 15, 2002 to May 13, 2002, the closing bid price for the common stock has been in the range of $0.25 to $0.32 for all but two trading days. Each of the board of directors of TeraGlobal and WallerSutton 2000, L.P. considered current market price to be consistent with TeraGlobal's opportunities and risks on a going concern basis, and considered this factor to be moderately significant in determining the overall fairness of the transaction to unaffiliated stockholders.

        Historical Market Prices.    TeraGlobal's common stock has traded at much higher prices than offered in the reverse split. The principal market for TeraGlobal's common stock is the OTC Bulletin Board maintained by the NASD, where the stock currently trades under the symbol "TGCM". During the period from May 12, 2000 to July 24, 2001 the common stock was traded on the Nasdaq National Market. The following table sets forth, for the fiscal period indicated, the high and low closing bid prices for the common stock as reported on the Nasdaq National Market or the OTC Bulletin Board, as adjusted for a 1-for-25 reverse stock split effected in March 2002. The quotations for the common stock traded on the OTC Bulletin Board may reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

	High	Low
Year Ending December 31, 2002
Second Quarter to April 30, 2002	$0.31	$0.25
First Quarter	7.75	0.25
Year Ended December 31, 2001
Fourth Quarter	12.50	6.50
Third Quarter	13.00	6.25
Second Quarter	22.50	8.50
First Quarter	20.25	9.50
Year Ended December 31, 2000
Fourth Quarter	59.50	8.75
Third Quarter	82.75	47.75
Second Quarter	218.75	65.75
First Quarter	278.25	170.25

        Accordingly, the price offered in the reverse split is at an all-time low price on a historical basis. However, most technology and telecommunications stocks benefited by an extremely aggressive market in 1999 and 2000 and widely held belief that a new information revolution would provide dramatic opportunity for new market leaders in those fields. Each of TeraGlobal and WallerSutton 2000, L.P. believes that TeraGlobal's common stock benefited significantly from this market phenomenon. Conversely, in the current market investment in technology and telecommunications and has fallen dramatically. This has adversely impacted investment interest in TeraGlobal's common stock. It has also hampered TeraGlobal's efforts to secure a potential strategic alliance with an established telecommunications partner. As a result, each of the board of directors of TeraGlobal and WallerSutton 2000, L.P. does not consider historical market prices to be a significant factor in determining the overall fairness of the transaction.

        Net Book Value of Tangible Assets.    At March 31, 2002, TeraGlobal had tangible assets with a net book value of $1.6 million and liabilities of $3.4 million. TeraGlobal's financial statements for the period show no value for the holders of TeraGlobal's equity, but rather a deficit of $4.9 million. TeraGlobal does not currently report any value on its financial statements for its software and intellectual property assets. As a result, the board of directors believes that TeraGlobal's intrinsic value is higher than its net book value. Nonetheless, the negative book value reflects the low ratio of TeraGlobal's tangible assets compared to its liabilities. The board of directors of TeraGlobal and WallerSutton 2000, L.P. considered this a modestly significant factor, in determining the overall fairness of the transaction.

        Going Concern Value.    The board of directors did not independently determine or affix a value to TeraGlobal as a going concern on the basis of a discounted cash flow analysis or comparable market sale analysis. As discussed below, it did engage a financial advisor to render a fairness opinion on the transaction. The board of directors did review the analysis prepared by the financial advisor. WallerSutton 2000, L.P. did consider the going concern value of TeraGlobal. It found that TeraGlobal was, and currently is, unable to sustain itself as a going concern, without obtaining the additional capital required to continue its operations. WallerSutton 2000, L.P. determined that TeraGlobal has no going concern value and considered such determination to be a very significant factor, in determining the overall fairness of the transaction.

        Liquidation Value.    TeraGlobal does not have significant receivables, inventory or other tangible assets. The following table shows the net book value of TeraGlobal's tangible assets at March 31, 2002, and management's estimation of the value of those assets in a liquidation:

Assets	Net Book Value of Tangible Assets	Estimated Liquidation Value of Tangible Assets
Cash and equivalents	$319,322	$319,322
Accounts receivable	93,337	70,002
Prepaid expenses and other current assets	127,537	0
Furniture and equipment, net	681,624	511,218
Other Assets	378,321	0

Total	$1,600,140	$900,542

        The adjustments to book value reflect a reduction of 25% on accounts receivable and furniture and equipment. It also reflects the elimination of any value for prepaid expenses. Finally, TeraGlobal's other assets are comprised of deposits on real estate leases and credit cards which would not render any cash value on a liquidation.

        At the same time, TeraGlobal had substantial liabilities at March 31, 2002, including:

Convertible promissory notes	$2,465,286
Other current liabilities	955,537
Series A preferred stock	4,114,509

Total	$7,535,332

        Since March 31, 2002, TeraGlobal borrowed an additional $320,000 under the convertible promissory notes and accrued additional interest on the notes and additional dividends on the series A preferred stock. As a result, its aggregate liabilities on May 14, 2002 were approximately $8.2 million.

        TeraGlobal's principal asset is intangible—its intellectual property and the software it has developed. Based on this evaluation, the intangible assets would have to have a liquidation value of over $7 million to provide any value to the holder of common stock. The board of directors considered the likely value of the software in its current state of development. Based on the minimal interest TeraGlobal was able to secure for an investment or sale of its assets or securities, the board of directors determined that it was unlikely that it could be sold for $7 million. Accordingly, the board of directors determined that in a liquidation scenario the holders of common stock would not likely receive any value for their shares and the holders of series A preferred stock would likely receive far less than their liquidation preference. Because of the imminent threat of insolvency and the possibility of a liquidation, each of the board of directors of TeraGlobal and WallerSutton 2000, L.P. considered this a very significant factor in determining the overall fairness of the transaction.

        Purchase Prices in Previous Transactions.    TeraGlobal has never entered into a formal share repurchase program for its common stock. TeraGlobal has not made any open market purchases of its common stock in the past two years. It did enter into a negotiated repurchase transaction on January 31, 2002 in connection with a severance agreement with its prior chief technology officer. That officer had received loans from TeraGlobal in the aggregate principal amount of $236,000. TeraGlobal accepted the return and cancellation of 30,000 shares of its common stock at a value of $2.00 per share (the market price on the date of the transaction) as partial payment for the loan. Mr. Robert Randall, a director of TeraGlobal, purchased shares of common stock on one occasion over the past two years. In February 2001, Mr. Randall acquired shares of common stock directly from TeraGlobal in a private placement transaction. Mr. Randall purchased 16,000 shares of restricted common stock at a price of $12.50 per share. Mr. Jack Cecil, a director of TeraGlobal purchased shares of common stock on one occasion over the past two years. In February 2001, Mr. Cecil acquired shares of common stock directly from TeraGlobal in a private placement transaction. Mr. Cecil purchased, directly and indirectly, 12,000 shares of restricted common stock at a price of $12.50 per share.

        In June 2001, WallerSutton 2000, L.P. purchased 5,597,016 shares of TeraGlobal's series A preferred stock, which shares (a) are entitled to a 10% annual dividend, (b) have a liquidation amount equal to the investment amount per share plus compounded accrued and unpaid dividends thereon and (c) may be converted into shares of common stock at a conversion rate determined by dividing the investment amount per share, as adjusted, by the investment amount per share.

        WallerSutton 2000, L.P. purchased shares of common stock on one occasion over the past two years. In February 2002, WallerSutton 2000, L.P. acquired shares of common stock directly from TeraGlobal in a private placement transaction. The shares were issued upon the exercise of the default warrants issued in connection with the secured convertible promissory note transaction that took place in December 2001. The default warrants were exercisable at $0.025 per share and were to vest in the event of a default under the terms of the financing transaction. A default occurred in January 2002 and in February 2002 WallerSutton 2000, L.P. exercised 1,338,482 default warrants on a net issue basis for 1,332,503 shares of TeraGlobal's common stock. Each of the board of directors of TeraGlobal and WallerSutton 2000, L.P. considered each of these situations distinct from TeraGlobal's current business issues and opportunities, and did not consider prices paid in previous transactions to be significant in determining the overall fairness of the transaction.

        Fairness Opinion.    The board of directors retained a financial advisor to render an opinion concerning the fairness of the going-private transaction and the reverse split. The fairness opinion was rendered by Duff & Phelps, LLC, a nationally recognized investment banking firm that is regularly engaged to render financial opinions in connection with mergers and acquisitions, tax matters, corporate planning, and other purposes. A description of their analysis is set forth below under "Opinion of Financial Advisor".

        TeraGlobal's board of directors retained Duff & Phelps after interviews with a number of national and local investment banking firms. The board of directors reviewed all candidates and selected Duff & Phelps on the basis of (i) its experience in rendering opinions concerning the fairness of the amount of consideration offered in "going-private" transactions, and (ii) its cost structure and experience in smaller transactions such as the reorganization. There has been no material relationship during the past two years among TeraGlobal, its affiliates, directors or executive officers and Duff & Phelps, its affiliates or unaffiliated representatives. Duff & Phelps received a fee in the amount of $50,000 plus reimbursement of expenses in connection with its rendering of the fairness opinion. There are no other current arrangements to compensate Duff & Phelps, its affiliates or unaffiliated representatives for any services rendered to TeraGlobal, its affiliates, directors or executive officers.

        The board of directors of TeraGlobal determined the amount of consideration to be offered to fractional stockholders in the reverse split. Duff & Phelps was engaged to render an opinion as to whether such consideration was "fair". A copy of the Duff & Phelps report to the board of directors is attached hereto as Exhibit C and incorporated hereto by reference. In addition, a copy of the report was delivered to and reviewed by Messrs. Crabtree and Morris, WallerSutton 2000, L.P.'s representatives on the board of directors. Each of the board of directors of TeraGlobal and WallerSutton 2000, L.P. considered the opinion to be a very significant factor in determining the overall fairness of the transaction.

        Firm Offers by Unaffiliated Entities.    Over the past two years, TeraGlobal has pursued a business strategy of establishing strategic relationships with larger unaffiliated entities whose products or services might be benefited by TeraGlobal's software. Despite the contact with these entities, TeraGlobal has never received a firm offer to either merge or consolidate with an unaffiliated entity or to sell all or any substantial part of its assets to an unaffiliated entity. Based on its discussions with those entities, TeraGlobal believes that it has the potential to generate significant value, but it cannot capitalize on that potential at this time. It must prove its ability to sell and support its software before it can expect to generate any firm interest or commitments. Proving that ability entails risk and would require TeraGlobal to secure additional capital to fund its operations. Each of the board of directors of TeraGlobal and WallerSutton 2000, L.P. considered the absence of any current or recent firm offer for a sale of TeraGlobal to be a very significant factor in determining the overall fairness of the transaction.

        The reverse split has been approved by a written consent resolution. The board of directors and WallerSutton 2000, L.P. could have, but did not, require that a majority of the unaffiliated stockholders approve the transaction as a condition to its closing. The determination not to require independent approval was based on a number of factors. The board of directors believes, based on its analysis of available alternatives, that the offering price is fair. Based on stockholders records, the board of directors believes that approximately half of the unaffiliated public float would retain their equity interest. Finally, soliciting unaffiliated stockholder consent would have required thirty to sixty days to complete, and TeraGlobal lacked the operating capital to continue as a going concern for that period of time.

        The board of directors also could have, but did not, appoint an unaffiliated representative to represent the interests of the unaffiliated stockholders in negotiating the terms of the going-private transaction. The board of directors did, however, appoint the special committee of its members who are unaffiliated with WallerSutton 2000, L.P. to negotiate the terms of any transaction with that entity. The board of directors also retained Duff & Phelps to advise it and issue an opinion on whether the terms of the transaction were fair to unaffiliated holders of common stock. WallerSutton 2000, L.P. considered the approval of the special committee to be a very significant factor in determining the overall fairness of the transaction.

        In connection with the reverse split, WallerSutton 2000, L.P. expects to preserve the value of its investment in TeraGlobal. WallerSutton 2000, L.P. believes that TeraGlobal's value is maximized by continuing as a going concern while at the same time reducing the expenses and burdens associated with remaining a reporting company, from which WallerSutton 2000, L.P. believes it and the other stockholders derive little benefit. WallerSutton 2000, L.P. also believes that TeraGlobal will require additional capital to continue operating as a going concern and that, at this stage of its development the reorganization into a private entity increases the probability of securing new investment.

Opinion of Financial Advisor

        Duff & Phelps has acted as the financial advisor to TeraGlobal's board of directors. Duff & Phelps delivered its written opinion to TeraGlobal's board of directors on May 10, 2002. On the same date, Duff & Phelps delivered a written summary presentation of its underlying analysis of the fairness of the transaction. Duff & Phelps' opinion states, in part, that as of May 10, 2002 and based upon and subject to the factors and assumptions set forth in its presentation, the transaction is fair, from a financial point of view, to the unaffiliated holders of TeraGlobal common stock. On May 13, 2002, Duff & Phelps made an oral presentation outlining its analysis and opinion.

        Duff & Phelps' opinion is attached as Exhibit C and is incorporated herein by reference. TeraGlobal stockholders are encouraged to read this opinion in its entirety. The summary of the opinion as set forth in this information statement is qualified in its entirety by reference to the full text of the opinion. The opinion will also be made available for inspection and copying at TeraGlobal's principal executive offices during regular business hours by any interested equity security holder or representative who has been designated as such in writing.

        The opinion and presentation of Duff & Phelps to the TeraGlobal board of directors, in connection with which Duff & Phelps was requested to evaluate the fairness, from a financial point of view, of the transaction to the unaffiliated holders of TeraGlobal common stock, was only one of many factors taken into consideration by the TeraGlobal board of directors in making its determination to approve the transaction. No limitations were imposed by the TeraGlobal board of directors upon Duff & Phelps with respect to the investigation made or the procedures followed by Duff & Phelps in rendering its opinion.

        Duff & Phelps' opinion should be read carefully and in its entirety. It is directed only to the fairness, from a financial point of view, of the reorganization to the unaffiliated holders of TeraGlobal common stock, and it does not address the underlying business decision of TeraGlobal to effect the transaction or constitute a recommendation to any TeraGlobal stockholder as to any action that should be taken with respect to the reorganization.

        In connection with rendering its opinion, Duff & Phelps reviewed selected publicly available business and financial information concerning TeraGlobal as well as certain other financial and operating data and forecasts that were provided to Duff & Phelps by TeraGlobal. Duff & Phelps discussed the business, operations and prospects of TeraGlobal as well as other matters it believed relevant to its inquiry, with officers and employees of TeraGlobal. Duff & Phelps also reviewed and considered historical trading prices and volume for TeraGlobal's common stock. Duff & Phelps also considered such other information, analyses, investigations and financial, economic and market criteria that it deemed appropriate.

        In its review and analysis and in arriving at its opinion, Duff & Phelps assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of the financial and other information reviewed by it. With respect to the financial forecasts of TeraGlobal, Duff & Phelps assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of TeraGlobal's management as to the future financial performance of TeraGlobal, and Duff & Phelps expressed no opinion with respect to such forecasts or the assumptions on which such forecasts were based. Duff & Phelps also assumed that the transaction will be consummated in accordance with the terms of the term sheet and other documentation provided for its review. Duff & Phelps did not make or assume any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets or liabilities, contingent or otherwise, of TeraGlobal.

        Duff & Phelps' fairness opinion was necessarily based upon an analysis of the foregoing in light of its assessment of the general, economic and financial market conditions, as they could be evaluated by Duff & Phelps, as of May 10, 2002. Events occurring after May 10, 2002 could materially affect the assumptions used in preparing its opinion.

        In connection with rendering its opinion to the TeraGlobal board of directors, Duff & Phelps performed several financial analyses which it presented to the board of directors, the material portions of which are summarized below. Duff & Phelps believes that its analysis must be considered as a whole and that selecting portions of such analysis and the factors it considered, without considering all such analysis and factors, could create an incomplete view of the analysis and the process underlying its opinion. While the conclusions reached in connection with each analysis were considered carefully by Duff & Phelps in arriving at its opinion, Duff & Phelps made various subjective judgments in arriving at its opinion and did not consider it practicable to, nor did it attempt to, assign relative weights to the individual analysis and specific factors considered in reaching its opinion.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In addition, the process of preparing a fairness opinion necessarily requires a broad range of subjective judgments with respect to appropriate comparable companies and transactions, appropriate multiples of various selected financial data, appropriate discount rates and other financial and other factors. Analysis and estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. No public company, and no company used on the comparative transaction analysis, utilized as a comparison is identical to TeraGlobal. Accordingly, any analysis of publicly traded comparable companies or comparable business combinations is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the public trading value of the companies or company to which they are being compared.

        The following is a summary of the material financial analysis used by Duff & Phelps in connection with providing its opinion to the TeraGlobal board of directors. Certain summaries below include information presented in tabular format. In order to fully understand such financial analysis used by Duff & Phelps, the tables must be read with the text of each summary. The tables alone do not constitute a complete description of the financial analysis.

  TeraGlobal Valuation Analysis—Going Concern Basis

        Duff & Phelps arrived at a range of going concern values for TeraGlobal by using two principal valuation methodologies: a discounted cash flow analysis and a market multiple analysis. Duff & Phelps' market multiple analysis was based, in part, on a combination of: (1) valuation multiples observed in market trading of comparable public companies, and (2) valuation multiples observed in the merger and acquisition marketplace. No company used in the public market analysis or precedent transaction analysis described below is identical to TeraGlobal. Accordingly, an analysis of the data described below necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the businesses and other factors that could affect the public trading value or the acquisition value of the companies to which they are being compared. A discounted cash flow analysis provides insight into the intrinsic value of a business based on the projected earnings and capital requirements and the net present value of the subsequent unlevered free cash flows to be generated by the assets of such business.

        Comparable Public Companies.    In the selection of comparable public companies, Duff & Phelps used multiple databases to identify domestic companies with primary Standard Industrial Classification Codes of 7372 (prepackaged Software) and 7373 (computer integrated systems design). Duff & Phelps further screened this initial group to identify those companies whose operations include the development and sale of communications solutions, including software, hardware, or application services, including multimedia (voice, video, image and data) conferencing and collaboration. Duff & Phelps ultimately identified 16 companies that are considered to be reasonably comparable to TeraGlobal in terms of investment risks and attributes as wells as products/services provided and markets addressed. These 16 companies were then segregated into three groups:

  •
  Software Companies: Companies primarily involved in the development and sale of communications software.

  •
  Hardware Companies: Companies primarily involved in the manufacture and sale of hardware products for the communications solutions marketplace.

  •
  Application Service Providers: Companies with business models based on providing communications and collaboration software and services via the Internet, primarily on a subscription basis.

        Duff & Phelps compared selected financial information of TeraGlobal with corresponding data of the selected comparable public companies. All of the selected comparable companies are relatively small and most are unprofitable. Out of the 16 companies selected, 14 reported less than $50 million in revenue for the latest twelve month period 14 reported negative earnings before interest, taxes, depreciation and amortization over the latest twelve month period. Because of the lack of positive historical and near-term profits for TeraGlobal as well as the lack of recent profits for most of the selected comparable companies, Duff & Phelps' analysis of valuation multiples focused on the multiple of total enterprise value to last twelve months revenue. The table below presents a summary of selected financial and market data for the comparable public companies:

	Stock Price at May 8, 2002	Equity Value (in $mil)	Enterprise Value (in $mil)	LTM Revenue (in $mil)	LTM Revenue Growth	LTM EBITDA Margin	Enterprise Value / Revenues
Software
Arel Communication	$0.67	8.6	8.6	9.4	(37.6)%	(65.6)%	0.9	x
Avistar Communications	1.15	29.0	29.1	16.2	(24.4)	(51.8)	1.8	x
Burst.com	0.15	2.8	4.1	0.1	(72.3)	(2,347.1)	30.0	x
Centra Software	2.82	71.5	75.6	37.6	32.9	(33.2)	2.0	x
Ezenia	0.17	2.3	7.2	15.1	(46.3)	(114.4)	0.5	x
Forgent Networks	3.05	74.1	74.3	34.7	(58.0)	(6.5)	2.1	x
Latitude Communications	2.22	42.8	42.9	33.1	(23.5)	(30.4)	1.3	x
Radvision	5.87	107.4	107.5	42.9	(19.0)	(1.4)	2.5	x
Viewcast.Com	0.51	9.2	16.5	8.0	(23.8)	(93.4)	2.1	x
						Mean	4.8	x
						Median	2.0	x
Hardware
ClearOne Communications	17.10	174.1	174.1	48.6	28.9	23.2	3.6	x
First Virtual Comm	0.74	24.7	24.7	27.7	(30.9)	(94.7)	0.9	x
Polycom	21.51	1,959.8	1,959.8	421.5	6.9	21.4	4.6	x
Video Network Comm	2.70	5.8	8.8	15.9	184.0	(14.8)	0.6	x
Viseon	0.57	6.7	8.9	5.8	51.0	(22.0)	1.5	x
						Mean	2.2	x
						Median	1.5	x
Application Service Providers
Raindance Communications	3.02	145.4	150.3	39.4	118.7	(26.0)	3.8	x
WebEx Communications	16.29	651.6	658.6	96.0	153.0	(5.9)	6.9	x
						Mean	5.3	x
						Median	5.3	x

        Comparable Transactions.    Duff & Phelps searched for all transactions announced between November 1, 2001 and May 7, 2002 in which the target company had a primary Standard Industrial Classification Code of either 7372 (prepackaged Software) or 7373 (computer integrated systems design). In order to include a broad cross section of deals, the identified transactions were not further narrowed according to specific target company descriptions. Duff & Phelps identified 26 relevant transactions for which sufficient data was available to calculate a multiple of total enterprise value to revenue.

        Duff & Phelps reviewed the purchase prices and implied firm value as a multiple of revenue for the 26 identified transactions. Revenue multiples ranged from 0.02 to 30.3, with a mean and median of 3.5 and 1.6, respectively. However, the mean revenue multiple was significantly affected by two transactions; 22 transactions, or nearly 85% of the total took place at revenue multiples below 4.4x.

        Application of Market Multiples.    Based on its analysis of TeraGlobal, the selected comparable public companies, and the selected comparable transactions, Duff & Phelps determined that a revenue multiple of 4.0x was reasonable and appropriate for TeraGlobal. Duff & Phelps applied the 4.0x multiple to TeraGlobal's reported revenue for the latest twelve months and also to TeraGlobal's projected revenue for the fiscal year ended December 31, 2002. The fiscal 2002 revenue projection was provided to Duff & Phelps by TeraGlobal's management.

        The application of a 4.0x revenue multiple to TeraGlobal's last twelve months and projected 2002 revenue resulted in a range of total enterprise values from $2.1 million to $3.7 million. Duff & Phelps then deducted the outstanding April 30, 2002 balance of TeraGlobal's interest-bearing debt, at $2.8 million, and the April 30, 2002 accrued liquidation preference on the series A preferred stock, at $4.2 million to arrive at the valuation of common equity. Based on its analysis as summarized above, Duff & Phelps concluded that the market multiple analysis did not provide any indication of that TeraGlobal's value as an ongoing enterprise exceeded the value of its secured debt, liabilities and preferred stock. As a result, any transfer or sale of TeraGlobal, based on current market multiples, would not likely result in any payment to holders of common stock.

        Discounted Cash Flow Analysis.    Duff & Phelps performed a discounted cash flow analysis of TeraGlobal to derive an indication of going-concern value. The analysis referenced below represents only a portion of the overall analysis performed by Duff & Phelps, and Duff & Phelps expresses no judgment as to the appropriateness or accuracy of any assumptions or projections provided by management. Duff & Phelps' discounted cash flow analysis was based on projections provided by TeraGlobal management and certain independently derived assumptions, as well as discussions with management with respect to TeraGlobal's future outlook.

        Duff & Phelps' discounted cash flow analysis was based on projected unleveraged free cash flows of TeraGlobal for the 2002 through 2006 period, and applied a range of discount rates from 35% to 45% to reflect the highly risky nature of TeraGlobal's operations. Duff & Phelps analysis calculated a terminal value at the end of 2006 using a constant growth dividend discount model, incorporating a perpetuity growth rate of 5% and a range of discount rates from 18% to 20%.

        Duff & Phelps' discounted cash flow analysis resulted in indications of total enterprise value ranging from $2.8 million to $5.5 million for TeraGlobal. Duff & Phelps then deducted the outstanding April 30, 2002 balance of TeraGlobal's interest-bearing debt, at $2.8 million, and the April 30, 2002 accrued liquidation preference on the series A preferred stock, at $4.2 million to arrive at the valuation of common equity. Based on its analysis as summarized above, Duff & Phelps concluded that the discounted cash flow analysis did not provide any indication that TeraGlobal's value as a going enterprise exceeded the value of its secured debt, liabilities and preferred stock. As a result any transfer or sale of TeraGlobal, based on current estimates of discounted cash flows, would not likely result in any payment to the holders of common stock.

  TeraGlobal Valuation Analysis—Orderly Liquidation Basis

        Duff & Phelps prepared a liquidation analysis to arrive at a range of value that might be available to the common stockholders of TeraGlobal assuming: (1) a sale of TeraGlobal's assets on an orderly basis, (2) the payment of outstanding liabilities and other claims, including preferred equity, that have a priority position over TeraGlobal's common stock, and (3) the distribution of any net proceeds to holders of common stock. It should be noted that Duff & Phelps' liquidation analysis did not include an explicit valuation of TeraGlobal's software and other intangible assets. Instead, the liquidation analysis derived a range of values that would be required from TeraGlobal's intangible assets before any value could be ascribed to common equity.

        Duff & Phelps' starting point for its hypothetical liquidation analysis was TeraGlobal's management-prepared balance sheet as of March 31, 2002, which was identified as the most current financial statement available for Duff & Phelps' review. Duff & Phelps then adjusted the book value of certain assets to reflect values that might be realized in an orderly liquidation proceeding and adjusted the book value of certain liabilities to reflect amounts likely to be paid. In making these adjustments, Duff & Phelps considered management's estimates of certain asset values and actual liabilities, among other factors. Certain assumptions underlying Duff & Phelps' liquidation analysis and its treatment of individual assets and liabilities are summarized as follows:

        Convertible Preferred Stock.    Duff & Phelps adjusted the book value of TeraGlobal's series A preferred stock valuation to reflect their total liquidation preference, including accrued and unpaid dividends, as of April 30, 2002. The total value of the series A preferred stock was calculated as $4,151,000 based upon 7,468,661 preferred shares outstanding with a liquidation preference of $0.51 per share plus accrued unpaid dividends of $342,000.

        Convertible Promissory Notes.    Duff & Phelps adjusted the book value of TeraGlobal's convertible promissory notes to reflect the outstanding principal balance of $2,785,285.77 plus accrued interest of $126,798.16 as of April 30, 2002.

        Additional Off Balance Sheet Liabilities.    In addition to the liabilities recorded on TeraGlobal's balance sheet, Duff & Phelps' liquidation analysis included additional liabilities for one executive employment contract in the amount of $187,500 and certain operating leases for TeraGlobal's office facilities. Under the high valuation scenario of the liquidation analysis, Duff & Phelps estimated that TeraGlobal is able to reduce its total operating lease obligations to approximately $600,000, while the low value scenario included TeraGlobal's estimated total lease obligations of $1,580,000.

        Interim Cash Flow.    Duff & Phelps assumed a three month liquidation period and therefore included an estimate of interim expenses during the winding down period. Projected cash outflows included salary and related payroll expenses for the certain employees deemed necessary during the liquidation period, and interest payable on TeraGlobal's convertible promissory notes over the three month period. The projected cash outflows also included accrued dividends on TeraGlobal's preferred shares, legal fees, and general and administrative expenses for internal operations. Estimates of TeraGlobal's general and administrative expenses were based upon estimates provided to Duff & Phelps by TeraGlobal management.

        Excluding any potential value for TeraGlobal's software and other intangible assets, Duff & Phelps' liquidation analysis indicated a negative common equity valuation ranging from ($6.6) million to ($8.1) million. Based on its analysis as summarized above, TeraGlobal's software and other intangible assets would have to generate proceeds between $6.6 million and $8.1 million in an orderly liquidation before any value whatsoever would accrue to the common stockholders. Duff & Phelps determined that in a liquidation scenario, it is highly unlikely that TeraGlobal's intangible assets would generate proceeds at or above such amounts. Duff & Phelps therefore concluded that the liquidation analysis did not provide any indication that stockholders would receive any payment for TeraGlobal common stock in a liquidation scenario.

  Historical Share Price Information

        TeraGlobal's latest closing share price prior to the delivery of Duff & Phelps opinion was $0.32 per share. However, trading activity in TeraGlobal's stock is extremely thin. Over the 30 calendar days preceding the delivery of Duff & Phelps' opinion, there were 23 stock market trading days and TeraGlobal's stock traded on only six of those days. In addition, the latest available bid for TeraGlobal's stock was $0.20 per share and over the last 30 calendar days the average bid/ask spread, measured as a proportion of the bid, was 235%. Based on its analysis of share prices and trading activity, Duff & Phelps does not believe that the latest available closing price provides an accurate indication of the value of TeraGlobal's common stock.

  Alternate Actions

        In addition to its fundamental valuation analysis as summarized above, Duff & Phelps considered the overall context and rationale for the reorganization, the alternative actions reviewed by TeraGlobal's management and board of directors, and the financial returns that may be received by the common stockholders under these various alternatives. Duff & Phelps considered the likelihood that, in the absence of a capital infusion, TeraGlobal would be forced to seek bankruptcy protection as well as the resulting effect on TeraGlobal's common stockholders.

        Duff & Phelps further considered the context and manner in which TeraGlobal might secure the necessary capital infusion, the current state of financial markets in general and in relation to the communications and technology sectors specifically, and the impediments that management and the board of directors has faced in seeking alternative transactions. Duff & Phelps was informed by management that TeraGlobal has been unable to secure additional financing, either through a sale of TeraGlobal, through direct investment, or through some type of strategic alliance. Duff & Phelps was further informed by management that one of the primary impediments to direct investment by potentially interest third parties has been TeraGlobal's status as a publicly traded company.

TERMS OF THE REVERSE SPLIT

General Terms

        The reverse split will become effective on            , 2002, or as soon thereafter as the certificate of amendment can be filed with the Delaware Secretary of State. On the effective date of the reverse split each 1,000 shares of existing common stock issued and outstanding will be automatically converted into one (1) share of new common stock.

        TeraGlobal will not issue fractional shares or scrip resulting from the reverse split. Instead, TeraGlobal will purchase all fractional shares for cash, based on a price of $290.00 for a full share of new common stock, which will be prorated based on the actual fractional percentage owned by each stockholder. This price is equivalent to $0.29 per share of existing common stock prior to the reverse split.

        While it is the board of directors' present intention to affect the reverse split, the board of directors may, at any time prior to the effective date of the reverse split, abandon the filing of the certificate of amendment and the reverse split without further action by the stockholders.

Exchange of Certificates; No Fractional Shares

        After the effective date, TeraGlobal will authorize the issuance of certificates representing one share of new common stock in exchange for each 1,000 shares of existing common stock presently outstanding upon surrender of an existing certificate evidencing outstanding shares of existing common stock.

        TeraGlobal's transfer agent, U.S. Stock Transfer, Corp., will represent TeraGlobal as exchange agent in connection with the reverse split. As soon as practicable after the effective date, the holders of the common stock will be notified that the reverse split has been effected and may surrender to the exchange agent any certificate(s) representing outstanding shares of existing common stock in exchange for (i) cash for any fractional shares or (ii) new certificate(s) representing the number of shares of new common stock that will result from the reverse split. On the effective date, each certificate representing shares of existing common stock will be deemed for all purposes to represent either (i) a claim for cash payment for a fractional share, or (ii) the number of shares of new common stock that will result from the reverse split, whether or not the certificates representing existing common stock are surrendered for exchange.

        Registered stockholders who hold physical stock certificates will be instructed to submit their certificates to the exchange agent in order to receive their fractional share payment. Stockholders who hold their shares in book entry form will automatically receive payment by check. Stockholders who hold their shares in a brokerage account will have the relevant account automatically credited by the broker.

Resale of Securities

        Concurrently with the closing of the reverse split, TeraGlobal will make a filing with the Securities and Exchange Commission to eliminate its ongoing reporting obligations, and will make a filing with the OTC Bulletin board to discontinue trading in its common stock. Consequently, following the reverse split there is not expected to be any public market for TeraGlobal's new common stock.

        After the reverse split, TeraGlobal intends to enter into the merger, which will effect a conversion of the new common stock into common stock of Wave Three. There is currently no market for trading in Wave Three common stock and there are no plans to develop a market for Wave Three common stock at this time.

Federal Income Tax Consequences of the Reverse Split.

        A summary of the federal income tax consequences of the reverse split is set forth below. The discussion is based on present federal income tax law. The discussion is not, and should not be relied on as, a comprehensive analysis of the tax issues arising from or relating to the reverse split. We do not purport to deal with all aspects of federal income taxation that may be relevant to a particular stockholder in light of such stockholder's personal investment circumstances or to certain types of stockholders subject to special treatment under the Internal Revenue Code of 1986, as amended (including, without limitation, financial institutions, broker-dealers, regulated investment companies, life insurance companies, tax-exempt organizations, foreign corporations and non-resident aliens). Accordingly, stockholders are urged to consult their personal tax advisors for an analysis of the effect of the reverse split on their own tax situations, including consequences under applicable state, local or foreign tax laws.

        The receipt of cash for fractional shares will be deemed a sale of the fractional share for income tax purposes. The difference between the amount of cash received for the fractional share and the stockholder's tax basis in such share will be the gain or loss to be recognized. The gain or loss will generally be a capital gain or loss, with the nature being short term if owned less than one year and long term if owned for a year or more.

        TeraGlobal believes the exchange of existing common stock for new common stock under the reverse split will qualify as a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code, to the extent that outstanding shares of existing common stock are exchanged for a reduced number of shares of new common stock. Therefore, neither TeraGlobal nor its stockholders will recognize any gain or loss for federal income tax purposes as a result thereof.

        The shares of common stock to be issued to each stockholder to effect the reverse split will have an aggregate basis, for computing gain or loss, equal to the aggregate basis of the shares of existing common stock held by such stockholder immediately prior to the reverse split less any consideration received in cash for fractional shares. A stockholder's holding period for the shares of new common stock to be issued will include the holding period for shares of existing common stock exchanged therefor, provided that such outstanding shares of existing common stock were held by the stockholder as capital assets on the effective date of the reverse split.

        The repurchase of the fractional shares by TeraGlobal will be considered a purchase and retirement of its own stock. The purchase will be treated as a reduction of stockholders equity, made up of common stock, paid in capital and retained earnings. Wave Three has taken a carryover basis in the assets it received from TeraGlobal. Prior to the reverse split, WallerSutton 2000, L.P.'s exercise of its default warrants effected a change in control of TeraGlobal. Under the Internal Revenue Code, that change in control limited TeraGlobal's ability to use its net operating loss carry-forward in any future tax year to an amount equal to the value of the enterprise prior to the change in control multiplied by a specified long term interest rate. The effect of that limitation reduced TeraGlobal's net operating loss carry-forward to approximately $6 million. The reverse split and the merger do not constitute a separate change of control for the purpose of determining the utilization of the net operating loss carry-forward. Following the merger, TeraGlobal will be a subsidiary of Wave Three and will file consolidated tax returns with Wave Three.

        WallerSutton 2000, L.P. will not recognize gain or loss with respect to the shares of stock held by it in TeraGlobal as a result of the reverse split. In addition, WallerSutton 2000, L.P. will not recognize gain or loss in connection with the exchange of such shares for shares of common stock of Wave Three in the merger. WallerSutton 2000, L.P. will hold the shares of common stock of Wave Three issued to it in the merger with a basis equal to the basis of the shares of stock it currently holds in TeraGlobal.

Dissenters' Rights

        Delaware law does not vest stockholders with dissenters' rights with respect to the reverse split. However, if the merger of TeraGlobal into a subsidiary of Wave Three is consummated, stockholders of TeraGlobal continuing after the reverse split will have certain rights under the Delaware General Corporation Law to dissent and/or demand appraisal of, and payment in cash of the fair value of, their shares. The discussion of the provisions of Section 262 of the Delaware General Corporation Law is not intended to be a complete statement of these provisions and is qualified in its entirety by reference to the text of Section 262, which is reproduced in full as Exhibit B to this information statement.

        Stockholders who perfect such rights by complying with the procedures set forth in Section 262, as provided below, will have the fair value of their shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the surviving corporation in the merger. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the merger on the amount determined to be the fair value of their shares. In determining the fair value of the shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the shares, including, among other things, asset values and earning capacity. In WEINBERGER V. UOP, INC., 457 A2d 701 (1983), the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The court in such case also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment of exception of the merger." In CEDE & CO. v. TECHNICOLOR, INC., 542 A2d 1182 (1988), however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the fair value determined in any appraisal proceeding could be more or less than the consideration to be paid in the reverse split and the merger.

        Any stockholder entitled to appraisal rights in the merger will be notified of the time to demand from TeraGlobal the appraisal of any or all of his or her shares of new common stock. Demand must be made by delivering a written demand for an appraisal to TeraGlobal Communications Corp., 9171 Towne Centre Drive, Suite 600, San Diego, CA 92122, Attn: Mr. James A. Mercer III. This demand must reasonably inform TeraGlobal of the identity of the stockholder and that the stockholder intends by the notice to demand the appraisal of his, her or its shares. A stockholder must deliver the written demand to perfect his, her or its appraisal rights. Failure to deliver that written demand will constitute a waiver of the stockholder's appraisal rights.

        The written demand for appraisal must be made by or for the holder of record of new common stock registered in his, her or its name. Accordingly, the demand should be executed by or for the stockholder of record, fully and correctly, as that stockholder's name appears on his, her or its stock certificates. If the applicable shares of common stock were owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the applicable shares of common stock were owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner(s). If a stockholder held shares of common stock through a broker who in turn held the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of the shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the holder of record.

        A record owner may exercise appraisal rights with respect to all of the shares held of record by him, her or it. If the record owner desires to exercise appraisal rights as to a portion of his, her or its shares, the written demand should set forth the number of shares covered by it. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of common stock standing in the name of the record owner.

        Within 120 days after the effective date of the merger, any stockholder who has complied with the demand requirements and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the common stock of all former stockholders of TeraGlobal who have complied with the demand requirements and who are otherwise entitled to appraisal rights. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, any stockholder has the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger. If no petition demanding a determination of value is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their common stock.

        Within 120 days after the effective date of the merger, any stockholder who is entitled to and has perfected his, her or its appraisal rights will be entitled to receive upon written request from TeraGlobal a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been received and the aggregate number of holders of those shares. This written statement must be mailed to the requesting stockholder within 10 days after his, her or its written request for the statement is received by TeraGlobal, or within 10 days after the expiration of the period for delivery of demands for appraisals, whichever is later.

        When a stockholder files a petition, a copy of that petition must be served on TeraGlobal. Within 20 days after that service, TeraGlobal must file in the Office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After the filing of a petition for appraisal, the Register in Chancery, if ordered by the Delaware Court of Chancery, must give notice of the time and place fixed for hearing by registered or certified mail to both TeraGlobal and to the stockholders shown on the list at the addresses stated on the list. This notice must also be given by one or more publications at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or those publications as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs of mailing and publication will be borne by TeraGlobal.

        At the hearing on the petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 of the Delaware General Corporation Law and who have thus become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares to submit to the Register in Chancery their certificates that formerly represented TeraGlobal common stock for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.

        If a petition for an appraisal is timely filed, after a hearing on the petition the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the value of the common stock owned by those stockholders, determining the fair value the stock exclusive of any element of value arising from the accomplishment or expectation of the reorganization. The Delaware Court of Chancery will direct payment of the fair value of the shares of common stock with a fair rate of interest, if any, on the fair value to stockholders entitled thereto upon surrender to TeraGlobal of stock certificates. Upon application of a stockholder, the Delaware Court of Chancery may, in its discretion, order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of common stock entitled to appraisal.

        No assurance or representation can be made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that an appraisal could result in a determination of a value higher or lower than, or the same as, the value of the cash being offered in the reverse split. Moreover, TeraGlobal reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the fair value of a share of common stock is less than the value of $290.00 issued in the reverse split. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including Duff & Phelps opinion described herein) are not necessarily opinions as to "fair value" under Section 262.

        From and after the effective date of the merger, a stockholder who has demanded his, her or its appraisal rights will not retain any equity interest in the common stock; provided, however, that if no petition for an appraisal has been filed within the time provided by Delaware law, or if the stockholder delivers to TeraGlobal a written withdrawal of his, her or its demand for an appraisal and an acceptance of the merger, either within 60 days after the effective date of the merger or thereafter with written approval of TeraGlobal, then the right of the stockholder to an appraisal will cease, and (upon surrender of certificates formerly representing TeraGlobal common stock together with a properly completed Letter of Transmittal) the stockholder will receive the cash consideration offered in the merger. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon whatever terms the Delaware Court of Chancery deems just.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of April 30, 2002, certain information with respect to the beneficial ownership of existing common stock by (a) each person known by TeraGlobal to be the beneficial owner of more than 5% of its outstanding common stock, (b) each of TeraGlobal's directors and (c) all directors and executive officers as a group. Each of the officers and directors can be reached in care of TeraGlobal at 9171 Towne Centre Drive, Suite 600, San Diego, California. Except as noted below, to the best of TeraGlobal's knowledge, each of such persons has sole voting and investment power with respect to the shares beneficially owned. There have been no common stock purchases by TeraGlobal or its officers or directors in the past 60 days.

NAME AND ADDRESS OF BENEFICIAL OWNER	SHARES		PERCENT OF CLASS
Directors and Executive Officers
John F.A.V. Cecil	31,573	(1)	1.32%
Robert Randall	34,977	(2)	1.46%
James A. Mercer, III	16,373	(3)	*
William F. Reddersen	6,300	(4)	*
James Crabtree	0		0
James Morris	0		0
All executive officers and directors as a group (6 persons)	89,223	(5)	3.62%
Stockholders
Paul Cox Post Office Box 91685 West Vancouver, B.C. Canada, V7V 3P3	247,218	(6)	10.40%
WallerSutton 2000, L.P. 500 West Putnam Avenue Greenwich, CT 06830	1,735,859	(7)	62.45%

*
Less than one percent.

(1)
Includes 7,487 shares issuable upon conversion of outstanding series A preferred stock, 3,800 shares issuable upon the exercise of outstanding warrants, and 6,000 shares issuable upon the exercise of outstanding stock options, and 4,000 shares held by Cecil Ventures LLC. Also includes 208 shares held in trust for the benefit of Mr. Cecil's minor children. Mr. Cecil disclaims beneficial ownership of such shares.

(2)
Includes 3,924 shares issuable upon conversion of outstanding series A preferred stock, 1,900 shares issuable upon the exercise of outstanding warrants, 13,360 shares issuable upon the exercise of outstanding stock options, and 16,000 shares held by Randall Lamb Associates.

(3)
Includes 8,333 shares issuable upon the exercise of outstanding stock options.

(4)
Includes 2,700 shares issuable upon the exercise of outstanding stock options.

(5)
Includes 11,411 shares issuable upon conversion of outstanding series A preferred stock and 5,700 shares issuable upon the exercise of outstanding warrants, and 30,393 shares issuable upon the exercise of outstanding stock options.

(6)
Based on public filings on Form 4 filed with the Securities and Exchange Commission for the period ended February 28, 2002

(7)
Includes 223,880 shares issuable upon the conversion of outstanding series A preferred stock, 179,476 shares issuable upon the exercise of outstanding warrants.

        WallerSutton 2000, L.P. is an affiliate of TeraGlobal by virtue of its ownership of a majority of TeraGlobal's outstanding series A preferred stock and common stock. The information set forth on the table below is given with respect to (a) WallerSutton 2000, L.P., a Delaware limited partnership, (b) WallerSutton 2000 L.L.C., a Delaware limited liability company and the sole general partner of WallerSutton 2000, L.P., and (c) each of the members of WallerSutton 2000 L.L.C.

Name	Address	Principal Business/Occupation/Employment
WallerSutton 2000, L.P.	c/o WS Capital, LLC, 500 West Putnam Ave., 3rd Fl. Greenwich, CT 06830	To purchase, manage, hold, own, invest in, and dispose of all or any portion of securities of companies owning either directly or through one or more intermediaries, all or any portion of a business in the entertainment, media or communications industries or businesses related thereto.
WallerSutton 2000 L.L.C.	c/o WS Capital, LLC, 500 West Putnam Ave., 3rd Fl. Greenwich, CT 06830	To serve as general partner of WallerSutton 2000, L.P.
Cathy M. Brienza	c/o Waller-Sutton Management Group, Inc., One Rockefeller Plaza, Suite 3300 New York, NY 10020	Member and Manager of WallerSutton 2000 L.L.C. and member of Investment Committee of WallerSutton 2000, L.P.
William H. Ingram	c/o Waller-Sutton Management Group, Inc., One Rockefeller Plaza, Suite 3300 New York, NY 10020	Member and Manager of WallerSutton 2000 L.L.C. and member of Investment Committee of WallerSutton 2000, L.P.
John W. Waller, III	c/o Waller Capital Corporation, 30 Rockefeller Plaza, Suite 4350, New York, NY 10112	Chairman of Waller Capital Corporation, an investment banking company, Member and Manager of WallerSutton 2000 L.L.C. and member of Investment Committee of WallerSutton 2000, L.P.
John T. Woodruff	c/o WS Capital, LLC, 500 West Putnam Ave., 3rd Fl. Greenwich, CT 06830	Member and Manager of WallerSutton 2000 L.L.C. and member of Investment Committee of WallerSutton 2000, L.P.

        During the last five years, none of the above persons have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, none of the above persons was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or a finding any violation of federal or state securities laws. Brienza, Ingram, Waller and Woodruff are United States citizens.

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

        TeraGlobal has entered into certain significant contracts with WallerSutton 2000, L.P. over the past two years. WallerSutton 2000, L.P. presently controls a majority of the voting power of TeraGlobal and will initially control a majority of the voting power of Wave Three.

        All of the contracts involved or related to the purchase of TeraGlobal's or Wave Three's securities. In a series of transactions taking place in May and June 2001, TeraGlobal sold an aggregate of $1.5 million in convertible promissory notes and warrants to a group of accredited investors, including WallerSutton 2000, L.P. Of the $1.5 million in notes sold, WallerSutton 2000, L.P. purchased $500,000. Spencer Trask Investment Partners, LLC, another investment firm, purchased an additional $500,000 of the notes. Other investors included: two members of the board of directors, John F.A.V. Cecil and Robert E. Randall who each purchased $50,000 of the notes; and one former director, Lawrence Lacerte, and four unaffiliated investors. On June 28, 2001, TeraGlobal consummated a $2.5 million series A preferred stock financing transaction with WallerSutton 2000, L.P. The series A preferred stock financing also triggered conversion of the convertible promissory notes and warrants from the May and June 2001 placements into series A convertible preferred stock and warrants.

        The effect of these transactions was the infusion of $3.875 million in working capital, net of $125,000 in offering costs, in exchange for an aggregate of 7,468,661 shares of series A convertible preferred stock, 159,963 common stock purchase warrants exercisable at $13.40 per share, 23,999 common stock purchase warrants exercisable at $25.00 per share and 23,999 common stock purchase warrants, exercisable at $37.50 per share.

        The series A preferred stock is entitled to cumulative dividends payable in cash at a rate of 10 percent per annum, which accrue until paid and are compounded semi-annually. They are redeemable at the election of the holders of a majority of the shares of series A preferred stock, commencing on the third anniversary of the closing of the transaction. Each share of series A preferred stock is convertible into one fully paid share of TeraGlobal's existing common stock, subject to anti-dilution, at any time at the holder's discretion. After the fifth anniversary of the closing relating thereto, the series A preferred stock would automatically convert into common stock when the closing bid price for TeraGlobal's common stock exceeds $10.00 per share for 20 consecutive trading days.

        As a result of the series A preferred stock financing transaction, WallerSutton 2000, L.P. became TeraGlobal's single largest stockholder, holding 20 percent of TeraGlobal's outstanding voting securities on a fully diluted basis. In addition, holders of the series A preferred stock have the right to appoint two members to TeraGlobal's board of directors, as well as the right to approve certain significant transactions, such as (i) the sale, merger or acquisition of TeraGlobal or substantially all of its assets, (ii) any recapitalization or restructuring of TeraGlobal's outstanding shares of capital stock, (iii) incurring any significant debt, excluding trade debt, and (iv) the issuance of any preferred stock ranking senior to or on a parity with the series A preferred stock. Finally, as long as 50 percent of the series A preferred stock remains outstanding, WallerSutton 2000, L.P. has pre-emptive rights on future financings to allow it to maintain its percentage ownership of shares of common stock computed on a fully diluted basis.

        The second transaction with WallerSutton 2000, L.P. began in the fourth quarter of 2001 and continued in the first half of 2002. In October 2001, TeraGlobal entered into a term sheet with Spencer

Trask Ventures to sell $6.6 to $9.9 million of convertible promissory notes and warrants in a "best efforts" private placement offering that was to take place in January and February 2002 (the "Convertible Note Financing"). In December 2001, TeraGlobal entered into agreements to provide financing of up to $2 million through the sale of convertible promissory notes and warrants (the "Bridge Financing") pending completion of the Convertible Note Financing. The notes issued under the Bridge Financing were to be converted into, or repaid from the proceeds of, the Convertible Note Financing. On December 10, 2001 TeraGlobal sold $750,000 of convertible promissory notes and warrants to certain institutional investors, including WallerSutton 2000, L.P., in the initial financing round under the Bridge Financing. The convertible promissory notes issued in the Bridge Financing have become due and payable as a result of TeraGlobal's default under the terms thereof, and their repayment is secured by a first priority lien on all of TeraGlobal's assets. The agreements for the Bridge Financing specified that the withdrawal of Spencer Trask Ventures from the Convertible Note Financing would be an event of default under the Bridge Financing.

        In early January 2002, TeraGlobal was notified that Spencer Trask Ventures was withdrawing from the Convertible Note Financing. As a result, the Bridge Financing provided for additional default warrants to be issued to the bridge investors. The default warrants, which vested immediately, are exercisable for $.025 per share of common stock and were issued among all of the investors in the Bridge Financing in an aggregate amount that would, upon exercise thereof, provide the investors in the Bridge Financing with 50% ownership of TeraGlobal's outstanding common stock (including, for purposes of the calculation, all derivative securities convertible into common stock at or below 120% of the market price) as of February 1, 2002.

        In February 2002, WallerSutton 2000, L.P. exercised 1,338,482 default warrants on a net issue basis for 1,332,503 shares of TeraGlobal's common stock, effecting a change in control. After giving effect to the exercise of those default warrants, TeraGlobal has approximately 2,376,289 shares of common stock and 7,468,661 shares of series A preferred stock outstanding. WallerSutton 2000, L.P. presently owns 1,332,503 shares or 56% of the outstanding common stock and 5,597,016 shares or 75% of the outstanding series A preferred stock. In addition to the common stock and series A preferred stock, WallerSutton 2000, L.P. purchased in the Bridge Financing: (i) $2,663,858 in convertible promissory notes, which are convertible automatically upon TeraGlobal's next financing which raises $6.6 million, of those notes $878,858 are also convertible at the holder's election at maturity into TeraGlobal's common stock at the lesser of $5.00 per share or 75% of the 10 day trailing average closing bid price; and (ii) 179,476 bridge warrants to purchase common stock at exercise prices ranging from $4.625 to $5.00 per share.

        On May 14, 2002, WallerSutton 2000, L.P. and other purchasers entered into a securities purchase agreement with Wave Three pursuant to which, subject to the terms and conditions set forth therein, Wave Three sold, and the purchasers purchased, units consisting of one share of Wave Three series A convertible redeemable preferred stock and one warrant to purchase shares of Wave Three class A common stock. Additionally, pursuant to this securities purchase agreement, the principal amount of each convertible promissory note issued to certain purchasers by TeraGlobal and which were assigned to Wave Three, together with accrued but unpaid interest thereon, automatically converted into units. WallerSutton 2000, L.P. initially purchased 800 units for cash and 2,783 by conversion of its convertible promissory notes.

FINANCIAL STATEMENTS

        TeraGlobal's financial statement information is incorporated herein by reference to its Annual Report on Form 10-KSB for the year ended December 31, 2001, filed with the Securities and Exchange Commission on April 1, 2002, and Quarterly Report on Form 10-QSB for the period ended March 31, 2002, filed with the Securities and Exchange Commission on May 14, 2002. A copy of each of these documents has been included with this information statement, and mailed to each stockholder of record on the record date. TeraGlobal has incurred losses in each of the last two fiscal years. TeraGlobal common stock had negative book value per share at March 31, 2002.

PRO FORMA FINANCIAL STATEMENTS

        The following unaudited pro forma financial statements illustrate the effect of (i) the assignment and assumption of liabilities to Wave Three, including the related conversion of the convertible promissory notes, and (ii) the reverse split, on TeraGlobal's balance sheet and results of operations. The unaudited pro forma balance sheet as of March 31, 2002 and statement of operations as of March 31, 2002 are based on TeraGlobal's historical balance sheet and statement of operations, and assumes that the assignment of assets and liabilities and the reverse split took place on that date. It also assumes that after giving effect to those two transactions TeraGlobal would maintain a controlling position in Wave Three and would therefore be eligible to consolidate its financial statements.

        The pro forma financial information is not necessarily indicative of the results of operations or the financial position which could have been attained had the reversal and cash out transaction been consummated at the foregoing dates or which may be attained in the future. The pro forma financial information should be read in conjunction with the historical financial statements of TeraGlobal.

TERAGLOBAL COMMUNICATIONS CORP.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
For the three months ending March 31, 2002 (Pro Forma)

	March 31, 2002	Adjustments		March 31, 2002
				(Pro Forma)
ASSETS
Current assets
Cash and cash equivalants	$319,322	$(285,000	)(1)	$34,322
Accounts receivable	93,337	—		93,337
Notes receivable—related parties	—	—		—
Prepaid expenses and other current assets	127,537	—		127,537

Total current assets	540,195	(285,000)		255,196
Furniture and equipment, net	681,624	—		681,624
Other Assets	378,321	—		378,321

Total assets	$1,600,140	$(285,000)		$1,315,141

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$566,415	$—		$566,415
Short term loans	—	—		—
Accrued interest on promissory note	67,947	(67,947	)(2)	—
Accrued expenses	220,859	—		220,859
Accrued severance	—	—		—
Accrued vacation	99,431	—		99,431
Notes Payable—Current	2,465,286	(2,465,286	)(2)	—
Deposit on Sales	885	—		885

	3,420,823	(2,533,233)		887,589
Convertible promissory notes	—	—		—
Notes payable—related parties	—	—		—
Capitalized lease obligations, less current portion	—	—		—

Total Liabilities	3,420,823	(2,533,233)		887,589

Minority Interests
Minority Interest in Wave 3 Software	—	2,533,233	(2)	2,533,233

Series A redeemable, convertible
Preferred stock, $0.001 par value 13,000,000 shares authorized 7,468,661 shares issued and outstanding ($0.51 liquidation preference per share, dividends of $307,492 in arrears)	3,106,555	—		3,106,555

Stockholders' Deficit
Common stock, $.001 par value 200,000,000 shares authorized 1,856 shares issued and outstanding March 31, 2002	2,377	(2,375	)(1)(3)	2
Additional paid-in capital	42,023,189	(147,625	)(1)(3)	41,875,564
Cumulative foreign currency translation adjustment	47,802	—		47,802
Accumulated deficit	(47,000,606)	(135,000	)(1)	(47,135,606)

Total Stockholders' Deficit	(4,927,237)	(285,000)		(5,212,237)

	$1,600,140	$(285,000)		$1,315,140

  1.    Reflects the payment of an aggregate of $285,000 in connection with the reverse split.

  Of that amount an estimated $150,000 of cash would be used to repurchase fractional shares of the common stock resulting from the reverse split. The pro forma balance sheet assumes that the equivalent of 520,000 pre-split shares will be acquired in connection with the reverse split. The adjustment includes a decrease of $1 from stated capital, and a decrease of $149,999 in additional paid-in capital resulting from this transaction.

  In addition, an estimated $135,000 in cash would be used to pay expenses associated with the reverse split. Does not include $1,000,000 in cash held by Wave Three from the sale of that entity's securities.

  2.    Reflects the conversion of the convertible promissory notes and accrued interest into shares of Wave Three series A convertible redeemable preferred stock, and the minority interest in Wave Three held by the minority stockholders.

  3.    Reflects the reduction of 2,374 in common stock and increase of 2,374 in Additional Paid-In Capital resulting from the reverse split.

TERAGLOBAL COMMUNICATIONS CORP.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the three months ending March 31, 2002 (Pro Forma)

	For The Three Months Ended March 31, 2002	Adjustments		For The Three Months Ended March 31, 2002
				(Pro Forma)
Net Sales	$88,084	$—		$88,084
Cost of sales	25,775	—		25,775

Gross profit	62,309	—		62,309

Operating expenses
Legal	68,257	60,000	(1)	128,257
General and administrative	1,192,456	75,000	(1)	1,267,456
Selling	273,257	—		273,257
Research and development	519,213	—		519,213
Impairment of long term assets	—	—		—

Total operating expenses	2,053,183	135,000		2,188,183

Loss from operations	(1,990,874)	(135,000)		(2,125,873)

Other income (expenses)
Interest income	38,103	—		38,103
Interest expense	(908,250)	—		(908,250)
Other income (loss)	97,761	—		97,761

Total other income (expense)	(772,387)	—		(772,387)

Loss before extraordinary item	$(2,763,261)	$(135,000)		$(2,898,261)
Extraordinary Items	—	—		—
Net loss available to common stockholders	(2,763,261)	135,000		(2,898,261)

Basic and fully diluted loss per common share	$(1.49)	$—		$(1.56)

Weighted-average common shares outstanding	1,855,756	—		1,855,756

(1)
Reflects the additional expenses anticipated to be incurred in connection with the reverse split.

VOTE REQUIRED

        Approval of the reverse split requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the proposal. Stockholders owning at least a majority of the outstanding shares of common stock approved the reverse split pursuant to the consent resolution.

By Order of the board of directors

John F.A.V. Cecil, Chairman of the Board San Diego, California

EXHIBIT A

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
TERAGLOBAL COMMUNICATIONS CORP.

* * * * *

        TeraGlobal Communications Corp. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY

4.
That at a meeting of the board of directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for a vote of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

    RESOLVED, that the Certificate of Incorporation of the Corporation be amended to change each one thousand outstanding shares of the Corporation's Common Stock, par value $.001 per share into one share of Common Stock, par value $.001 per share.

    RESOLVED, that effective upon filing of this Certificate of Amendment of Certificate of Incorporation, each one thousand (1,000) shares of the Corporation's Common Stock, par value $.001 per share, outstanding shall be changed into one (1) share of such Common Stock. Each stockholder who would otherwise be entitled to receive a fractional share shall receive a cash payment in lieu thereof, and shall not receive a fractional share.

5.
That thereafter, pursuant to resolution of its board of directors, a consent of the stockholders of the Corporation was solicited in accordance with Section 228 of the General Corporation law of the State of Delaware and written consent was received from the holders of the necessary number of shares as required by statute.

6.
That said amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officers as of this    the day of            , 2002.

Robert E. Randall, President
James A. Mercer III, Secretary

EXHIBIT B

SECTION 262 OF THE DELAWARE
GENERAL CORPORATION LAW

262 APPRAISAL RIGHTS.—(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to * 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depositary receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depositary.

        (b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251 (g) of this title), §252, §254, § 257, §258, §263 or §264 of this title:

          (1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

          (2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)  Appraisal rights shall be perfected as follows:

          (1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation. Not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)  If the merger of consolidation was approved pursuant to §228 or §253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice shall be given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only to be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall not be more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights may, file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list of the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation. reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

EXHIBIT C

OPINION OF DUFF & PHELPS LLC

            •    2029 CENTURY PARK EAST, SUITE 820    •    LOS ANGELES, CA 90067    •    310-284-8008    •    FAX 310-284-8130     •

Duff & Phelps, LLC

May 10, 2002

Board of Directors
TeraGlobal Communications Corp.
9171 Towne Centre Drive, Suite 600
San Diego, California 92122

Gentlemen:

Duff & Phelps, LLC ("Duff & Phelps") has been engaged by TeraGlobal Communications Corp. ("TeraGlobal" or the "Company") to act as financial advisor to the board of directors of TeraGlobal in connection with a contemplated transaction (the "Transaction"), as summarized below. Specifically, Duff & Phelps has been engaged to provide an opinion (the "Opinion") as to whether the Transaction is fair to the non-management, minority common shareholders of TeraGlobal from a financial point of view.

Transaction Overview

It is our understanding that the Transaction will consist of three steps. First, TeraGlobal will transfer its operating assets and certain liabilities to Wave Three Software, Inc. ("Wave Three"), a wholly owned operating subsidiary of TeraGlobal. Second, TeraGlobal will effect a 1 for 1,000 reverse split of its outstanding Common Stock (the "reverse split"). And third, TeraGlobal will be merged into a wholly owned subsidiary of Wave Three.

It is our further understanding that TeraGlobal will not issue any fractional shares in connection with the reverse split. Instead, all shareholders owning less than one full share of TeraGlobal Common Stock after the reverse split will be paid in cash for such fractional shares at a price equal to $0.29 per share (on a pre-split basis), without deduction for commissions or transaction costs. Any full shares of TeraGlobal Common Stock remaining after the reverse split and purchase of fractional shares will be converted into Common Stock of Wave Three, and the owners of such shares, subject to applicable securities regulations, will be permitted to remain as owners of Wave Three Common Stock.

In connection with the Transaction, we understand that TeraGlobal intends to file a certificate with the United States Securities and Exchange Commission to terminate its public company reporting obligations under Section 15(d) of the Securities Exchange Act of 1934. TeraGlobal also intends to de-list its Common Stock and terminate public market trading therein.

Due Diligence

In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Our due diligence activities with regards to the Transaction include, but are not limited to, the following:

1.
Met with certain members of senior management of TeraGlobal to discuss the history, financial condition, future prospects and projected performance of TeraGlobal and to observe a demonstration of TeraGlobal's software;

2.
Reviewed TeraGlobal's financial statements and Securities and Exchange Commission filings, including its annual reports on Form 10-K for the years ended December 31, 1999 through 2001 and certain reports on material events filed on Form 8-K;

3.
Reviewed TeraGlobal's internally generated monthly financial statements for the periods ended October 31, 2001 through March 31, 2002;

4.
Reviewed revenue and expense projections for the three years ended December 31, 2004 provided by TeraGlobal management;

5.
Reviewed the historical trading price and trading volume of TeraGlobal Common Stock;

6.
Reviewed certain articles and press releases regarding TeraGlobal;

7.
Reviewed certain term sheets and draft documentation related to the Transaction as provided by management of TeraGlobal;

8.
Reviewed economic and industry information and conducted such studies, analyses and investigations as we deemed appropriate.

Our Opinion is based upon an analysis of the foregoing in light of our assessment of the general, economic and financial market conditions, as they can be evaluated by us, as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing our Opinion. Duff & Phelps has not previously provided financial advisory services to TeraGlobal.

In connection with our Opinion, with your permission and without any independent verification, we have assumed that all information reviewed by us with respect to TeraGlobal, whether supplied by TeraGlobal or obtained by us from publicly available sources, is true, correct and complete in all material respects and does not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to us not misleading. Any inaccuracies in or omissions from the information on which we relied could materially affect our Opinion. Furthermore, we have assumed that there has been no material change in the assets, financial condition, business, or prospects of TeraGlobal since the date of the most recent financial statements made available to us.

Conclusion

Based on our analysis and relying upon the accuracy and completeness of all information provided to us, it is our opinion that, as of this date, the Transaction is fair to the non-management, minority common shareholders of TeraGlobal from a financial point of view.

                      Respectfully submitted,

                      Duff & Phelps, LLC

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INFORMATION STATEMENT
SUMMARY OF THE REVERSE SPLIT
SPECIAL FACTORS
TERMS OF THE REVERSE SPLIT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS
FINANCIAL STATEMENTS
PRO FORMA FINANCIAL STATEMENTS
TERAGLOBAL COMMUNICATIONS CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEET For the three months ending March 31, 2002 (Pro Forma)
TERAGLOBAL COMMUNICATIONS CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS For the three months ending March 31, 2002 (Pro Forma)
VOTE REQUIRED
EXHIBIT A CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF TERAGLOBAL COMMUNICATIONS CORP.
EXHIBIT B SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
EXHIBIT C OPINION OF DUFF & PHELPS LLC
Transaction Overview
Due Diligence
Conclusion